For Immediate Release

Company Contact:	David Weinberg Chief Operating Officer Fred Schneider Chief Financial Officer SKECHERS USA, Inc. (310) 318-3100

Investor Relations:	Andrew Greenebaum Integrated Corporate Relations (310) 954-1100

SKECHERS FOOTWEAR ANNOUNCES RECORD THIRD QUARTER 2006 RESULTS
AND RECORD NINE MONTH REVENUES
— Third Quarter 2006 Net Sales Increase 21.4 Percent to $331.1 Million
— Record Nine Month 2006 Revenues of $900.9 Million
— Third Quarter 2006 Diluted Earnings Per Share Rise 63.3 Percent to $0.49

MANHATTAN BEACH, CA. – October 25, 2006 – SKECHERS USA, Inc. (NYSE:SKX), a global leader in lifestyle footwear, today announced financial results for the third quarter ended September 30, 2006.

Net sales for the third quarter of 2006 rose 21.4 percent to $331.1 million compared to $272.8 million for the same period in 2005. Third quarter 2006 net earnings were $22.2 million versus net earnings of $12.6 million in the third quarter of the prior year, an increase of 75.7 percent. Third quarter 2006 diluted earnings per share were $0.49 on 46,199,000 diluted shares outstanding, compared to $0.30 on 44,845,000 diluted shares outstanding in the prior year.

“We are extremely pleased with our quarterly results as the broad-based strength of our product continues, which led us to a new sales record for the quarter. Our third quarter 2006 sales represent the highest in the Company’s 14 year history, and led to two new firsts, surpassing $300.0 million in net sales for a single quarter and $900.0 million for the first nine months. In addition, we achieved record net earnings and EPS for the third quarter, evidencing the positive operating leverage we are generating in the business from our scaleable infrastructure and strategically targeted marketing spend,” began David Weinberg, chief operating officer of SKECHERS. “Our improved sales and profitability were the result of growth across all channels of distribution – domestic and international wholesale and retail, and our e-commerce business – as well as growth within our SKECHERS lines and key fashion lines. We also believe our third quarter sales were positively impacted by increased advertising efforts in both the second and third quarters.”

Mr. Weinberg continued: “As I mentioned on the second quarter conference call, the second and third quarters should be viewed together due to the potential for shipments to shift between June and July. Looking at the combined sales from the two quarters, we had a 16.1 percent increase in net sales over the same period last year.”

For the nine-month period ended September 30, 2006, net sales rose 15.1 percent to $900.9 million compared to net sales of $783.0 million in the first nine months of 2005. Net earnings for the first nine months of 2006 were $56.4 million versus $38.8 million in the first nine months of 2005, an increase of 45.3 percent. Diluted earnings per share for the first nine months of 2006 were $1.27 per share on 45,936,000 diluted shares outstanding versus $0.92 per share on 44,459,000 diluted shares outstanding.

Net earnings were also positively impacted by the non-recurring reversal of a reserve for a discrete income tax exposure item for which the statute of limitations expired during the quarter. This reversal increased net earnings by approximately $1.3 million, or approximately $0.03 per diluted earnings per share for the quarter and nine-month periods.

Gross profit for the third quarter of 2006 was $146.3 million or 44.2 percent of net sales compared to $115.5 million or 42.3 percent of net sales in the third quarter of last year. Gross profit for the first nine months of 2006 was $395.4 million or 43.9 percent of sales versus $327.4 million or 41.8 percent of sales in the first nine months of the prior year.

Robert Greenberg, SKECHERS’ chief executive officer, said: “Back to School 2006 has been incredible for us – from a product, sales, marketing and financial perspective. Our product and position in the marketplace has never been stronger. We have hit new strides with our existing lines and broken new ground with our recently added lines – including SoHo Lab Fashion, Kitson, and the just launched Zoo York footwear. From a marketing perspective, we have connected to our diverse consumer base through multiple mediums and with a growing roster of top-notch talent: actor Terrence Howard and hip-hop superstar The Game for 310, Evangeline Lilly of the hit series “Lost” for Michelle K, and platinum-selling singers Carrie Underwood and Ashlee Simpson – our most recent addition – for SKECHERS. The combination of these efforts, including the benefit of our advertising efforts, has resulted in more pairs sold with both higher prices and margins than last year. This has been a year of records with our first three quarters of 2006 being record quarters – and I believe we will finish the year with a new record fourth quarter.”

“We believe the positive sales and margin trends will continue for the remainder of 2006 and into 2007,” stated Fred Schneider, SKECHERS’ chief financial officer. “We are well positioned from an inventory standpoint and believe that our improved margins, strong domestic and international backlog, continued double-digit comp store sales, a growing retail base, and strong sell-throughs across our men’s, women’s and kids’ lines will provide us with the opportunity to achieve record revenues and profits for 2006, and will help us enter 2007 with the same strong momentum.”

The Company now expects fourth quarter sales to be in the range of $255.0 million to $265.0 million and diluted earnings per share of between $0.22 and $0.27. For the full 2006 year, the Company expects sales to be in the range of $1.156 billion and $1.166 billion and earnings per share between $1.49 and $1.54.

Note that statements made by Mr. Weinberg, Mr. Schneider and Mr. Greenberg may involve future goals and targets, based upon current expectations and current plans. These comments are forward looking, plans may change and actual results may differ materially.

SKECHERS USA, Inc., based in Manhattan Beach, California, designs, develops and markets a diverse range of men’s, women’s and children’s footwear under the SKECHERS name, as well as under seven uniquely branded names. SKECHERS footwear is available in the United States via department and specialty stores, Company-owned SKECHERS retail stores and its e-commerce website, as well as in over 100 countries and territories through the Company’s global network of distributors and Canadian and European subsidiaries. Please visit www.skechers.com or call the Company’s information line at 877-INFO-SKX.

This announcement may contain forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include, without limitation, any statement that may predict, forecast, indicate or simply state future results, performance or achievements of our company, and can be identified by the use of forward looking language such as “believe,” “anticipate,” “expect,” “estimate,” “intend,” “plan,” “project,” “will be,” “will continue,” “will result,” “could,” “may,” “might,” or any variations of such words with similar meanings. Any such statements are subject to risks and uncertainties that could cause the Company’s actual results to differ materially from those projected in forward-looking statements. Factors that might cause or contribute to such differences include international, national and local general economic, political and market conditions; intense competition among sellers of footwear for consumers; changes in fashion trends and consumer demands; popularity of particular designs and categories of products; the level of sales during the spring, back-to-school and holiday selling seasons; the ability to anticipate, identify, interpret or forecast changes in fashion trends, consumer demand for our products and the various market factors described above; the ability of the Company to maintain its brand image; the ability to sustain, manage and forecast the Company’s growth and inventories; the ability to secure and protect trademarks, patents and other intellectual property; the loss of any significant customers, decreased demand by industry retailers and cancellation of order commitments; potential disruptions in manufacturing related to overseas sourcing and concentration of production in China, including, without limitation, difficulties associated with political instability in China, the occurrence of a natural disaster or outbreak of a pandemic disease in China, or electrical shortages, labor shortages or work stoppages that may lead to higher production costs and/or production delays; changes in monetary controls and valuations of the Yuan by the Chinese government; increased costs of freight and transportation to meet delivery deadlines; violation of labor or other laws by our independent contract manufacturers, suppliers or licensees; potential imposition of additional duties, tariffs or other trade restrictions; business disruptions resulting from natural disasters such as an earthquake due to the location of the Company’s domestic warehouse, headquarters and a substantial number of retail stores in California; changes in business strategy or development plans; the ability to obtain additional capital to fund operations, finance growth and service debt obligations; the ability to attract and retain qualified personnel; compliance with recent corporate governance legislation including the Sarbanes-Oxley Act of 2002; the disruption, expense and potential liability associated with existing or unanticipated future litigation; and other factors referenced or incorporated by reference in the Company’s annual report on Form 10-K for the year ended December 31, 2005 and in the Company’s Form 10-Q for the quarter ended June 30, 2006. The risks included here are not exhaustive. We operate in a very competitive and rapidly changing environment. New risks emerge from time to time and we cannot predict all such risk factors, nor can we assess the impact of all such risk factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. Given these risks and uncertainties, you should not place undue reliance on forward-looking statements as a prediction of actual results. Moreover, reported results should not be considered an indication of the Company’s future performance.

(tables to follow)

SKECHERS U.S.A., INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)
(In thousands)

	September 30,	December 31,
	2006	2005
ASSETS
Current Assets:
Cash and cash equivalents	$156,798	$197,007
Short term investments	48,074	—
Trade accounts receivable, net	172,452	134,600
Other receivables	5,771	6,888

Total receivables	178,223	141,488

Inventories	177,247	136,171
Prepaid expenses and other current assets	22,432	11,628
Deferred tax assets	5,755	5,755

Total current assets	588,529	492,049

Property and equipment, at cost less accumulated depreciation and amortization	82,000	72,945
Intangible assets, less applicable amortization	770	1,131
Deferred tax assets	9,337	9,337
Other assets, at cost	5,763	6,495

TOTAL ASSETS	$686,399	$581,957

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Current installments of long-term borrowings	$90,729	$1,040
Accounts payable	141,239	108,395
Accrued expenses	13,062	21,404

Total current liabilities	245,030	130,839

Long-term borrowings, excluding current installments	16,839	107,288

Stockholders’ equity	424,530	343,830

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$686,399	$581,957

SKECHERS U.S.A., INC.

CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS

(Unaudited)
(In thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2006	2005	2006	2005
Net sales	$331,126	$272,836	$900,874	$782,983
Cost of sales	184,823	157,363	505,461	455,538

Gross profit	146,303	115,473	395,413	327,445
Royalty income, net	1,359	1,998	2,912	5,072

	147,662	117,471	398,325	332,517

Operating expenses:
Selling	35,703	27,190	86,951	66,336
General and administrative	77,476	68,840	222,212	200,452

	113,179	96,030	309,163	266,788

Earnings from operations	34,483	21,441	89,162	65,729

Other income (expense):
Interest, net	(252)	(912)	(796)	(4,109)
Other, net	69	251	328	1,598

	(183)	(661)	(468)	(2,511)

Earnings before income taxes	34,300	20,780	88,694	63,218
Income tax expense	12,101	8,148	32,281	24,402

Net earnings	$22,199	$12,632	$56,413	$38,816

Net earnings per share:
Basic	$0.54	$0.32	$1.38	$0.98

Diluted	$0.49	$0.30	$1.27	$0.92

Weighted average shares:
Basic	41,316	39,822	40,897	39,596

Diluted	46,199	44,845	45,936	44,459